SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                       PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

------------------------------------------------------------------------------
                               PHAR-MOR, INC.
------------------------------------------------------------------------------

PAYMENT OF FILING FEE:

[x]  No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a(6)-(i)(4) and 0-11.
     1) Title of Each Class of securities to which transaction applies:

        ---------------------------------------------------------------
     2) Aggregate Number of Securities to which transaction applies:

        --------------------------------------
     3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                           ------------------------------
     4) Proposed maximum aggregate value of transaction:
                                                        -----------------5)
Total fee paid:
                        -------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
                              --------------------------------------------
    2) Form, Schedule or Registration Statement Number:
                                                       -------------------
    3) Filing Party:

                    -----------------------------------------------------
    4) Date Filed:
                   ------------------------------------------------------

                           [PHAR-MOR, INC. LOGO]


October 1, 1998


Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Phar-Mor, Inc. (the "Company"), which will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. 20004 on Friday, October 30, 1998, at 10:00 a.m. (local time).

     The Notice of Meeting and the Proxy Statement that follow describe the business to be conducted at the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities.

     Your vote is very important. Whether or not you plan to attend the meeting, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting in the event that you are unable to attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting. If you do plan to be present at the meeting and wish to vote in person, you may withdraw your proxy at that time.

     We hope you will attend and look forward to personally meeting you on October 30th.

Sincerely,

/s/ Abbey J. Butler
/s/ Melvyn J. Estrin

Abbey J. Butler & Melvyn J. Estrin
Co-Chairmen of the Board
and Co-Chief Executive Officers

20 Federal Plaza West
P.O. Box 400
Youngstown, Ohio 44501

                        [PHAR-MOR, INC. LOGO]
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   To Be Held October 30, 1998

To the Shareholders of Phar-Mor, Inc.

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders (the "Meeting") of Phar-Mor, Inc., a Pennsylvania corporation (the "Company"), will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. 20004 on Friday, October 30, 1998, at 10:00 a.m. (local time), with registration beginning at 9:00 a.m., for the following purposes:

     1. To elect two directors as set forth in the accompanying
        Proxy Statement to hold office until their successors are duly elected and qualified;

     2. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent public accountants; and

     3. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.


     The Board of Directors has fixed the close of business on September 25, 1998 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or at any postponement or adjournment thereof.

     In order to assure a quorum, it is important that shareholders who do not expect to attend the Meeting in person complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope.


                         By Order of the Board of Directors,

                         /s/ John R. Ficarro

                         John R. Ficarro
                         Secretary

Youngstown, Ohio
October 1, 1998

                          Phar-Mor, Inc.
                     20 Federal Plaza West
                  Youngstown, Ohio 44501-0400


                      PROXY STATEMENT FOR
                 ANNUAL MEETING OF SHAREHOLDERS

                 To be Held on October 30, 1998

     The enclosed proxy is solicited by the Board of Directors of Phar-Mor, Inc., a Pennsylvania corporation (the "Company"), for use at its annual meeting of shareholders to be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, Washington, D.C. 20004 on Friday, October 30, 1998, at 10:00 a.m. (local time), and at any postponement or adjournment thereof (the "Meeting"). The enclosed proxy, properly executed and received by the Secretary of the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the persons named in the enclosed proxy intend to vote: (i) FOR each nominee for election as a director and (ii) FOR approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants.

     The Company's management knows of no matter to be brought before the Meeting which is not referred to in the Notice of Meeting and this Proxy Statement. If, however, any other matter should be presented at the Meeting upon which a vote properly may be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Secretary of the Company, by submitting a new proxy to the Secretary of the Company or by personal ballot at the Meeting. Attendance at the Meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy. The first date on which this proxy statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about October 1, 1998.

     The holders of a majority of the shares of common stock, $0.01 par value per share ("Common Stock"), entitled to vote at the Meeting, present in person or by proxy, shall constitute a quorum. Abstentions will be considered shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, such shares of Common Stock will not be considered as present and entitled to vote with respect to that matter.

     As of the close of business on September 25, 1998, the record date for determining shareholders entitled to vote at the Meeting, the Company had issued and outstanding 12,240,865 shares of Common Stock, held of record by 2,872 shareholders. Only shareholders of record at the close of business on September 25, 1998 will be entitled to vote at the Meeting. Shareholders do not have cumulative voting rights. Each share of Common Stock is entitled to one vote at the Meeting.

     The Common Stock is traded on the Nasdaq National Market ("Nasdaq-NMS") under the symbol "PMOR."

                            PROPOSAL NUMBER ONE
                            -------------------

                           ELECTION OF DIRECTORS
                           ---------------------

     Under the Company's Restated Articles of Incorporation and Bylaws, its Directors are divided into three classes, each class to be elected at successive annual meetings of shareholders for the term of three years. The two directors whose terms will expire at the Meeting are Arthur G. Rosenberg and John D. Shulman. Each of these individuals has been nominated by the Board to stand for re-election as Director at the Meeting to hold office until the 2001 Annual Meeting and until his successor is duly elected and qualified or until his resignation or removal.

     Each of the nominees has indicated a willingness to serve as a Director, but in the event any nominee should become unable to serve as a director, an event which the Board does not expect, the Board will nominate a different person, and the proxies named on the enclosed proxy card will vote for the election of such nominee.

     If a quorum is present at the Meeting, the election of Directors will require the affirmative vote of a plurality of the votes cast at the Meeting, in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH SUCH NOMINEE.

     INFORMATION ON NOMINEES AND INCUMBENT DIRECTORS

     The following information relates to the nominees named above and to the other directors of the Company whose terms will continue after the Meeting.

     NOMINEES FOR TERM EXPIRING 2001
     -------------------------------

         NAME                 SERVED AS DIRECTOR SINCE          AGE
         ----                 ------------------------          ---

     Arthur G.  Rosenberg                1997                    60
     John D.  Shulman                    1997                    35

     ARTHUR G. ROSENBERG has been a director of the Company since November 23, 1997. Mr. Rosenberg has been a principal of The Associated Companies, a real estate development firm, since 1987 and recently became a principal of Millenium Development Group LLC. Prior thereto, Mr. Rosenberg was a practicing lawyer in Huntington, New York and served as General Counsel for
ITT Levitt & Sons, Inc., an international builder.   Mr. Rosenberg currently
serves on the Boards of Directors of Mike's Original, Inc. and AFTRA Holding Company.

     JOHN D. SHULMAN  has been a director of the Company since November 23,
1997.   Mr. Shulman has served as President and Chief Executive Officer of
ONYX International, L.L.C., a merchant banking and venture firm focusing primarily on private equity placements in high growth companies, since 1994. Prior to serving as President and Chief Executive Officer of ONYX International, L.L.C., Mr. Shulman served as the Director of Development for Tower Companies, a diversified group of companies including real estate development, banking and related activities since 1986. Mr. Shulman currently serves on the Board of Directors of U.S. Interactive, Inc., Performance Distribution, Inc., Taiwan Mezzanine Fund I, L.P., Micro Macro Technologies, LTD and on the Board of Managers of Chemlink Laboratories, LLC. Mr. Shulman is the husband of Mr. Estrin's niece.

     INCUMBENT DIRECTORS: TERM EXPIRING 1999

          NAME                SERVED AS DIRECTOR SINCE          AGE
          ----                ------------------------          ---

     Daniel H.  Levy                    1997                    55
     Monroe Osterman                    1997                    71

     INCUMBENT DIRECTORS: TERM EXPIRING 2000

          NAME                    SERVED AS DIRECTOR SINCE          AGE
          ----                    ------------------------          ---

     Melvyn J.  Estrin                   1995                    56
     Abbey J.  Butler                    1995                    61

     ABBEY J. BUTLER has been a director of the Company since September 1995 and Co-Chairman of the Board and Co-Chief Executive Officer of the Company since October 1, 1997. Mr. Butler is Co-Chairman of the Board and Co-Chief Executive Officer of Avatex Corporation ("Avatex"), formerly known as FoxMeyer Health Corporation. Mr. Butler also serves as managing partner of Centaur Partners, L.P., an investment partnership with ownership interests in Avatex, and as President and a director of C.B. Equities Corp., a private investment company. Mr. Butler presently serves as a director and a member of the Executive Committee of GrandBanc, Inc.; and as a director of Carson, Inc., a global manufacturer of ethnic hair care products for African-Americans and persons of African descent, AM Cosmetics, Inc., a nail polish and lipstick manufacturer, and Cyclone, Incorporated, a distributor and installer of chain link fence systems, highway guard rails and industrial gates and posts. Mr. Butler is a trustee and a member of the Executive

Committee of the Board of Trustees of the American University, and a director of the Starlight Foundation, a charitable organization. He was appointed by President George Bush to serve on the President's Advisory Committee on the Arts, and he now serves as the President and Chief Executive Officer of the National Committee for the Performing Arts, John F. Kennedy Center, Washington, D.C. On August 27, 1996, FoxMeyer Drug Corporation and FoxMeyer Drug Company, subsidiaries of Avatex, each filed a petition under Chapter 11 of the United States Bankruptcy Code. At the time of the filing Mr. Butler was an executive officer and director of FoxMeyer Corporation and FoxMeyer Drug Company. On July 26, 1996, Ben Franklin Retail Stores, Inc. filed a petition for protection under Chapter 11 of the United States Bankruptcy Code. At the time of the filing, Mr. Butler was a director of Ben Franklin Retail Stores, Inc.

     MELVYN J. ESTRIN has been a director of the Company since September 1995 and Co-Chairman of the Board and Co-Chief Executive Officer of the Company since October 1, 1997. Melvyn J. Estrin is Co-Chairman of the Board and Co-Chief Executive Officer of Avatex. Mr. Estrin also serves as Chairman of the Board and Chief Executive Officer of Human Service Group, Inc., a private management and investment firm, and of University Research Corporation, a consulting firm. Mr. Estrin presently serves as a Chairman of the Board and Chairman of the Executive Committee of GrandBanc, Inc.; and as a director of Washington Gas Light Company, Carson, Inc., a global manufacturer of ethnic hair care products for African-Americans and persons of African descent, AM Cosmetics, Inc., a nail polish and lipstick manufacturer, Caring Technologies, Inc., a manufacturer of miniature continuous-wear vital signs monitors. Mr. Estrin has served as a Trustee of the University of Pennsylvania and was appointed by President George Bush to serve as Commissioner of the National Capital Planning Commission. On August 27, 1996, FoxMeyer Drug Corporation and FoxMeyer Drug Company, subsidiaries of Avatex, each filed a petition under Chapter 11 of the United States Bankruptcy Code. At the time of the filing Mr. Estrin was an executive officer and director of FoxMeyer Corporation and FoxMeyer Drug Company. On July 26, 1996, Ben Franklin Retail Stores, Inc. filed a petition for protection under Chapter 11 of the United States Bankruptcy Code. At the time of the filing, Mr. Estrin was a director of Ben Franklin Retail Stores, Inc.

     DANIEL H. LEVY has been a director of the Company since September 25, 1997. Mr. Levy has been working as a consultant to retailers since 1994 and is currently serving as a director of Marks Brothers Jewelers and Donnkenny Apparel, both of which are listed on Nasdaq. Mr. Levy served as Chairman and Chief Executive Officer of Best Products, Inc. from April 1996 to December 1996. In September 1996, Best Products, Inc. filed a petition under Chapter 11 of the United States Bankruptcy Code. Mr. Levy served as Vice Chairman and Chief Operating Officer of Montgomery Ward in Chicago, Illinois from 1991 to 1993 and also served as Chairman and Chief Executive Officer of Conrans.
Prior to serving as Vice Chairman and Chief Operating Officer of Montgomery Ward, Mr. Levy served in various executive capacities with Kaufmann's, Gimbel's and Bloomingdale's.

     MONROE OSTERMAN has been a director of the Company since September 25, 1997. Mr. Osterman has served as President of Gala Trading Corporation, an investment company specializing in large purchases of diamonds from Europe, since 1982. Prior to serving as President of Gala Trading Corporation, Mr. Osterman served as President of Paras USA and Bermont Corporation and was also a partner at J. Winston & Company, an importing and merchandising company.

COMMITTEES OF THE BOARD; MEETINGS

         The Board met ten times during the fiscal year ended June 27, 1998 ("Fiscal Year 1998"). During Fiscal Year 1998, each director attended all Board meetings during the time such person was a member of the Board.

         The Board has a standing Audit Committee and a standing Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee of the Board provides the Board with an independent review of the Company's accounting policies, the adequacy of financial controls and the reliability of financial information reported to the public. The Audit Committee also conducts examinations of the affairs of the Company as required by law or as directed by the Board, supervises the activities of the internal audit department and reviews the services provided by the independent auditors. For Fiscal Year 1998, the Audit Committee consisted of Mr. Malcolm T. Hopkins (the Committee Chairman) and Mr. Richard
M. McCarthy until their resignations on

October 7, 1997. On November 18, 1997, the Board appointed Messrs. Rosenberg (the Committee Chairman) and Shulman to serve as members of the Audit Committee effective November 23, 1997. During Fiscal Year 1998, the Audit Committee met three times.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board determines compensation and benefits for officers, reviews salary and benefit changes for other senior officers, administers the Phar-Mor, Inc. 1995 Amended and Restated Stock Incentive Plan (the "Phar-Mor Stock Incentive Plan"), the Phar-Mor, Inc. 1995 Director Stock Plan (the "Phar-Mor Director Stock Plan"), the Phar-Mor, Inc. 1996 Director Retirement Plan, as amended (the "Phar-Mor Director Retirement Plan"), the Phar-Mor, Inc. Employee Stock Purchase Plan (the "Phar-Mor Employee Stock Purchase Plan"), and other employee benefits. For Fiscal Year 1998, the Compensation Committee consisted of Ms. Linda Haft and Messrs. Butler (the Committee Chairman), Estrin and Hopkins until September 25, 1997 when the Board appointed Messrs. Levy (the Committee Chairman) and Osterman to serve as members of the Compensation Committee, replacing Messrs. Butler, Estrin, Hopkins and Ms.Haft. Ms. Haft resigned from the Board on September 19, 1997. During Fiscal Year 1998, the Compensation Committee met twice.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ms. Linda Haft and Messrs. Butler, Estrin and Hopkins served as members of the Compensation Committee during Fiscal Year 1998. Ms. Haft and Mr. Hopkins were independent directors during their tenure on the Compensation Committee. Messrs. Butler and Estrin are Co-Chief Executive Officers, Co-Chairmen of the Board, and major shareholders of Avatex. On September 25, 1997, Messrs. Levy and Osterman were appointed to serve as members of the Compensation Committee, replacing Messrs. Butler, Estrin, Hopkins and Ms. Haft.

COMPENSATION OF DIRECTORS

         Each director of the Company receives an annual retainer fee of $25,000 and an attendance fee of $1,000 ($2,000 in the case of a committee chairman) for each meeting of the Board, and of each of the committees of the Board attended, other than committee meetings occurring on a date on which a Board meeting is scheduled. All directors are also reimbursed for travel and other out-of-pocket expenses incurred by them in attending Board or committee meetings.

     Pursuant to the Phar-Mor Director Stock Plan, directors receive an annual grant of options to purchase shares of Common Stock. Before October 1, 1997, directors received an annual grant of an option to purchase 5,000 shares of Common Stock. Pursuant to an amendment to the Phar-Mor Director Stock Plan approved by the Board on September 25, 1997, commencing with the grant on October 1, 1997, directors now receive an annual grant of an option to purchase 10,000 shares of Common Stock. Directors may elect to receive additional shares of Common Stock in lieu of all or a portion of their annual retainer. Directors may elect to defer payment of all or a portion of their annual retainer under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus any appreciation thereon, are paid in cash on the dates specified by the director. The Phar-Mor Director Stock Plan provides that 500,000 shares of Common Stock are available for grants under such Plan.

     Pursuant to the Phar-Mor Director Retirement Plan, the Company credits each director of the Company who is not an employee of the Company or a subsidiary of the Company (an "Eligible Director") annually, commencing in October 1996, with that number of shares of Common Stock whose aggregate fair market value on a date as specified under the Phar-Mor Director Retirement Plan equals the amount of the then current annual retainer payable to such Eligible Director, or such other amount as may be determined by resolution of the Compensation Committee of the Board. The award is not in the form of actual shares of Common Stock, and no shares of Common Stock will be set aside for the benefit of Eligible Directors under the Phar-Mor Director Retirement Plan. The number of shares of Common Stock in each retirement share account is subject to adjustment for dilution or otherwise as set forth in the Phar-Mor Director Retirement Plan. As of June 27, 1998, in accordance with the Phar-Mor Director Retirement Plan, the retirement accounts of Messrs. Butler and Estrin were each credited with 7,628 shares of Common Stock. As of October 1998, Messrs. Butler and Estrin will not receive such benefits as long as they remain employees of the Company. The retirement accounts of Messrs. Levy, Osterman, Rosenberg and Shulman were not credited with any shares of Common Stock as they do not qualify to receive such benefits until October 1998. In connection with the resignation of Messrs. Hopkins and McCarthy as directors of the Company on October 7, 1997, the vesting of the shares of Common Stock in each such director's retirement account was accelerated and each of Messrs. Hopkins and McCarthy received $52,918.20 for the 7,703.60 shares of Common Stock in each of their retirement accounts on the effective date of their resignations. See "Certain Relationships and Related Transactions -- Transactions with Messrs. Hopkins and McCarthy."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is not deemed to be "soliciting material" or deemed to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

     EXECUTIVE COMPENSATION. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company. Officers of the Company are paid salaries in line with their responsibilities and generally comparable to industry standards. Executive officers are also eligible to receive discretionary bonuses upon the achievement of revenue and profit goals established by the Company as an incentive for superior individual, group and corporate performance. Likewise, stock option grants to officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants. Many executive officers are also significant shareholders and/or holders of options to purchase significant amounts of Common Stock. To the extent that the performance of such individual officers translates into an increase in the value of the Common Stock, all shareholders, including such officers, share the benefits.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS. The Compensation Committee will annually review and approve the compensation of the Chief Executive
Officer(s) of the Company.   Until September 19, 1997, Robert M. Haft was the
Chief Executive Officer of the Company. On September 25, 1997, the Board appointed Messrs. Butler and Estrin Co-Chief Executive Officers of the Company effective as of October 1, 1997. The Board believes that Messrs. Butler and Estrin are, and Mr. Haft was, paid reasonable salaries based on the same corporate financial goals as the other officers of the Company. Mr. Haft was, and Messrs. Butler and Estrin are, also eligible to receive a discretionary bonus awardable upon the achievement of specific revenue and profitability goals for the Company as a whole. In addition, Messrs. Butler and Estrin are significant shareholders in the Company through Avatex, and to the extent their performance as Co-Chief Executive Officers translates into an increase in the value of the Common Stock, all shareholders, including them, share the benefits.

     The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's shareholders. Because the compensation of certain executive officers will or may exceed $1,000,000 in any year, the provisions of Section 162(m) of the Code may limit the deductibility of such compensation unless an exception to such limitations is available. Because of the uncertainties surrounding the application and interpretation of such limits, no assurance can be given that such compensation will be deductible. In addition, on September 19, 1997, the Company and Mr. Haft entered into a severance agreement, pursuant to which Mr. Haft resigned as Chairman of the Board and Chief Executive Officer of the Company. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements - Mr. Robert Haft." To the extent benefits received by Mr. Haft pursuant to the severance agreement equal or exceed 300% of his average annual taxable compensation (as defined in the applicable regulations), the full amount of such excess

("parachute payments") will not be deductible by the Company and the amount of the parachute payments will reduce the $1,000,000 limit under Section 162(m).

           Submitted by the Compensation Committee *

                    Abbey J. Butler (Former Chairman)
                           Melvyn J. Estrin
                        Daniel H. Levy (Chairman)
                           Monroe Osterman

* Messrs. Butler and Estrin served on the Compensation Committee until September 25, 1997 when Messrs. Levy and Osterman replaced them as members of the committee.

EXECUTIVE COMPENSATION PLANS

     PHAR-MOR, INC. 1995 AMENDED AND RESTATED STOCK INCENTIVE PLAN. The Phar-Mor Stock Incentive Plan was adopted in order to attract, reward and retain key personnel (including officers, whether or not directors) of the Company and its subsidiaries and certain other closely related eligible persons who provide substantial services to such entities ("Eligible Persons") and to provide them with long-term incentives that are linked to the Company's stock performance. Approximately nine officers and approximately 414 other employees of the Company and its subsidiaries are currently eligible to participate under the Phar-Mor Stock Incentive Plan.

         The Phar-Mor Stock Incentive Plan is administered by the Compensation Committee of the Board (the "Administrator"). Currently, a maximum of 3.5 million shares of the Company's Common Stock (subject to adjustment) may be issued upon the exercise of awards granted under the Phar-Mor Stock Incentive Plan. As of June 27, 1998, a total of 2,079,500 shares of the Company's Common Stock were subject to options granted under the Phar-Mor Stock Incentive Plan.

         The Phar-Mor Stock Incentive Plan authorizes the issuance of options and (subject to plan limitations) certain stock appreciation rights ("SARs"). As is customary in incentive plans of this nature, the number and kind of shares available under the Phar-Mor Stock Incentive Plan, share limits, and shares subject to outstanding awards are subject to adjustment in the event of certain reorganizations, recapitalizations, stock splits, stock dividends, spin-offs, property distributions or other similar extraordinary transactions or events in respect of the Company or the shares of the Company. Shares relating to options or SARs that are not exercised or that expire or are canceled will again become available for grant purposes under the Phar-Mor Stock Incentive Plan to the extent permitted by law and the plan. Awards may be repriced or otherwise amended after grant, provided that the amendment does not adversely affect the holder's rights without his or her consent. A maximum of 277,778 shares of the Company's Common Stock may be subject to options that during any calendar year are granted to any Eligible Person under the Phar-Mor Stock Incentive Plan.

         The exercise price of the options granted under the Phar-Mor Stock Incentive Plan generally may not be less than the fair market value of the Company's Common Stock on the date of grant or such greater amount as may be determined by the Administrator. An option may either be an incentive stock option, as defined in the Code, or a non-qualified stock option. All 2,079,500 options granted pursuant to the Phar-Mor Stock Incentive Plan as of June 27, 1998 are non-qualified stock options, except the options granted to Messrs. Butler and Estrin which are incentive stock options. The aggregate fair market value of the Common Stock (determined at the time the option is granted) for which incentive stock options may be first exercisable by an option holder during any calendar year under the Phar-Mor Stock Incentive Plan or any other plan of the Company or its subsidiaries may not exceed $100,000. A non-qualified stock option is not subject to any of these limitations.

         Subject to early termination or acceleration provisions (which are summarized below), an option generally will be exercisable, in whole or in part, from the date specified in the related award agreement until the expiration date, all as determined by the Administrator. Earlier expiration may occur following a termination of service. In no event, however, is an option under the Phar-Mor Stock Incentive Plan exercisable more than seven years after its date of grant.

         Upon the occurrence of either (A) a Change in Control Event (as defined in the Phar-Mor Stock Incentive Plan to include, but not be limited to, (i) the approval by the shareholders of the Company of a dissolution or liquidation, (ii) certain agreements of merger or consolidation resulting in the Company's shareholders, or entities associated or affiliated with them, holding less than 50% of the voting stock of the surviving entity, (iii) the sale of substantially all the assets of the Company as an entirety to a person that is not an affiliated person of the Company, (iv) a person or group (other than Robert M. Haft, Hamilton Morgan, LLC ("Hamilton Morgan") or other 25% owners as of September 11, 1995 and certain related entities) acquiring beneficial ownership of over 50% of the voting power, or (v) certain changes in the composition of the Board), or (B) under other circumstances (such as a termination of service), the Administrator, in its discretion, may provide for acceleration or extension of the exercisability of awards, or provide for certain other limited benefits, which may include SARs, under some or all awards and may determine the extent, duration and other conditions of such additional rights by amendment to outstanding awards or otherwise. The Board may terminate or amend the Phar-Mor Stock Incentive Plan, subject to the rights of holders of outstanding options. If an amendment would (i) materially increase the benefits accruing to Eligible Persons under the Phar-Mor Stock Incentive Plan, (ii) materially increase the aggregate number of shares that may be issued under the Phar-Mor Stock Incentive Plan, or (iii) materially modify the eligibility requirements for participation under the Phar-Mor Stock Incentive Plan, the amendment, to the extent deemed necessary by the Board or the Administrator or then required by applicable law, must be approved by the shareholders.

     401(K) EMPLOYEE SAVINGS PLAN. Employees of the Company are eligible to participate in the 401(k) Employee Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified profit sharing plan that provides for pre-tax deferrals by employees and employer matching and profit-sharing contributions. In addition, warehouse employees and drivers are eligible to participate in a separate 401(k) savings plan.

     RETIREMENT AND PENSION PLANS. The Company provided pension benefits under noncontributory defined benefit pension plans to its non-union employees who have met the applicable age and service requirements specified in the plans. During fiscal 1996 the Company's Board of Directors voted to freeze the benefits accruing under its defined benefit plan that covers nonunion personnel effective June 29, 1996 and to increase the Company's matching contribution to the defined contribution plan for those employees. The Company terminated its defined benefit plan that covers non-union personnel on April 30, 1998. Lump sum cash payments were made to the majority of the plan participants by June 27, 1998. Annuities will be purchased for the remaining participants during the fifty-three weeks ended July 3, 1999. In connection therewith, the following executive officers received lump sum cash distributions in the amounts indicated: Mr. Schwartz, $26,927.35, Mr. Krishnan, $18,329.91, Mr. Jeffery, $15,357.71.

     In addition, the Company maintains two pension plans for various groups of employees: (i) the Phar-Mor, Inc. Retirement Plan for Hourly Employees at Niles, Ohio Store and (ii) Tamco Distributors Company Warehouse and Drivers Pension Plan (collectively, the "Pension Plans"). The Pension Plans are defined benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         To the extent permitted by law, the minimum eligibility and vesting provisions under these and other retirement, health and welfare benefit plans were waived for Messrs. Haft, Estrin and Butler under the terms of their respective employment agreements.

     EMPLOYEE STOCK PURCHASE PLAN. The Company sponsors an Employee Stock Purchase Plan ("ESPP") under which it is authorized to issue up to 500,000 shares, in the aggregate, of common stock obtained by open market purchases. Employees, including executive officers, with a minimum of three months of service are eligible to participate in the ESPP. The ESPP allows eligible employees to contribute, through payroll deductions, up to 10% (not to exceed $25,000) of their annual salary toward stock purchases. Stock purchases are made quarterly and purchased by participants at 90% of the closing price on the last day of the calendar quarter.

     CORPORATE EXECUTIVE BONUS PLAN. Under the Company's Corporate Executive Bonus Plan for Fiscal Year 1998 (the "1998 Bonus Plan"), certain executive officers were eligible to receive a cash bonus if the Company achieved a pre-established level of performance for the fiscal year. The participating executive would receive at least 60% of his or her individual targeted percentage bonus ("target bonus") if this performance were at target, and 35% of the target bonus (e.g., if the target bonus is 50%, 35% of 50%) if the Company's performance were at entry level; the remaining amount (up to 40%) was subject to the discretion of the Board. If the Company did not achieve the targeted level of performance, but achieved an "entry level" or minimum performance threshold for payment of bonuses established by the Board, the specific bonus amount between minimum and target bonus levels would be extrapolated, pro rata, based on the relationship of actual performance to the entry and target levels of performance; 60% of such amount would be mandatory and up to 40% discretionary. As a result of the Company achieving its pre-established level of performance for Fiscal Year 1998, total bonuses of $1,994,189 were paid to 114 employees under the 1998 Bonus Plan.

     Mr. Haft's annual cash bonus rights under his employment agreement (which was subject to each year's bonus plan, or otherwise provided for under separate agreement with the Company) was fixed at a maximum of 60% of base salary, but was not subject to the 60/40 discretionary allocation applicable to other executives. If the Company's performance reached the target performance level, the full 60% target bonus was payable to Mr. Haft; if the Company's performance reached the entry level performance, a 21% minimum bonus was payable to Mr. Haft, with the actual bonus amount between 21% and 60% to be determined by the extrapolation methodology described above. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements - Mr. Robert Haft."

     The employment agreements between the Company and each of Messrs. Butler and Estrin provide for an annual incentive bonus under a Company-sponsored bonus plan (if a bonus plan is approved, or otherwise as provided under a separate agreement between the Company and each of Messrs. Butler and Estrin), if reasonable performance objectives approved by the Board are achieved, with a maximum bonus of 60% and a minimum bonus of 21% of annual base salary, commencing in Fiscal Year 1998; provided, however, that if the performance objectives are exceeded, then such bonus will be increased to a level commensurate with the amount of bonuses payable to senior officers of the Company who are situated similarly to Messrs. Butler and Estrin. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements - Messrs. Butler and Estrin."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has entered into employment agreements with Messrs. Haft, Butler, Estrin Schwartz, Jeffery, Krishnan and Ficarro, each of which is described below.

     Mr. Robert Haft. On September 19, 1997, in connection with the consummation of the transactions contemplated by the Hamilton Morgan LLC Interest Redemption and Exchange Agreement, the Company and Mr. Haft entered into a severance agreement (the "Severance Agreement"), pursuant to which Mr. Haft resigned as Chairman of the Board and Chief Executive Officer of the Company and received a lump-sum cash payment of $4,417,000. In the event a long-term performance payment became payable to Mr. Haft pursuant to his employment agreement, it would be paid at 75% of the amount provided for in the employment agreement. The terms of the long term performance payout provided for in Mr. Haft's employment agreement were as follows: commencing with Fiscal Year 1998 and each third year thereafter during the term of the employment agreement, Mr. Haft would receive a long-term performance payout in an amount (subject to the offset referred to in the last sentence of this paragraph) equal to 3% of any excess of (i) the aggregate market value of the publicly-traded shares of Common Stock based on the average closing price for the thirty (30)-day period ending on the last day of the subject period, less the sum of (a) the proceeds from the exercise during such period of any options or warrants plus (b) any cash or property consideration actually received by the Company during such period from the issuance of any shares of its Common Stock) over (ii) the aggregate market value of the publicly-traded shares of Common Stock based on the average closing price for the thirty
(30)-day period ending on the last day of the immediately prior subject period (provided that for the first day of the period ending on June 30, 1998, such average closing price shall be deemed to be $8.00 per share). One-half of the aggregate annual bonuses paid or payable in respect of the applicable three-year period will be offset against the long-term payout amount. The Company paid to Mr. Haft $288,000 on August 20, 1998 to satisfy its obligation with respect to the long term performance payout.

     In addition, pursuant to the Severance Agreement, the Company agreed to continue to provide benefits to Mr. Haft through September 19, 2000 and maintain Mr. Haft's Washington, D.C. office and his current secretary through September 19, 1999. Mr. Haft has until February 2000, October 2000 and October 2001 to exercise earlier granted options and 180 days from the approval by shareholders of the increase in available shares under the Phar-Mor Stock Incentive Plan to exercise his most recent options. The most recent grant was to purchase 125,000 shares at a price of $5.437 per share and is fully exercisable during the 180-day period. The Company also agreed to indemnify Mr. Haft and provide him with tax reimbursement with respect to any payments that constitute excess parachute payments under Federal income tax laws. The Company further agreed to provide a letter of credit in the amount of approximately $2.9 million to secure its contractual obligations under the Severance Agreement. Mr. Haft and the Company released each other from all claims, except claims by Mr. Haft against Messrs. Butler and Estrin other than in their capacities as members of the Board. See "Certain Relationships and Related Transactions Transactions with Avatex Corporation."

     The principal terms of the employment agreement between the Company and Mr. Haft in effect prior to the execution and delivery of the Severance Agreement are described below. The employment agreement with Mr. Haft had a rolling three-year term commencing on September 11, 1995 that provided for Mr. Haft to serve as Chief Executive Officer and Chairman of the Board. Mr. Haft's initial annual base salary was $900,000 subject to annual cumulative increases of 8%. The agreement provided for an annual incentive bonus under a Company-sponsored bonus plan (if a bonus plan were approved, or otherwise as provided under a separate agreement between the Company and Mr. Haft), if reasonable performance objectives approved by the Board were achieved, with a maximum bonus of 60% and a minimum bonus of 21% of annual base salary, commencing in the fiscal year ended June 29, 1996 ("Fiscal Year 1996").

     Mr. Haft was also granted options to purchase 256,250 shares of Common Stock at $8.00 per share and 125,000 shares at $5.4375 per share under the Phar-Mor Stock Incentive Plan. Mr. Haft's employment agreement provided for additional benefits in the future not less favorable than those provided under options granted or to be granted to other executives during the term of the employment agreement.

     Pursuant to his employment agreement, Mr. Haft was permitted to engage in activities, in addition to serving as Chief Executive Officer and Chairman of the Board, and pursue other investments (including activities that were competitive with the Company's business provided that they did not unreasonably impede the performance of his duties for the Company and did not violate applicable legal requirements). The Board had the authority to terminate Mr. Haft's employment without compensation under certain circumstances. The agreement did not require Mr. Haft to provide services at the Company's principal locations. Mr. Haft could have resigned at any time without violating the agreement, although his resignation without cause and without the Board's consent would otherwise have been treated like a termination for cause by the Company.

     The employment agreement with Mr. Haft further provided for various employee benefits and perquisites, including but not limited to payment, on a tax reimbursed, "grossed up" basis, for a $3,000,000 whole life insurance policy on Mr. Haft's life or, at Mr. Haft's election, a term policy requiring an equivalent premium; disability insurance adequate to pay Mr. Haft 60% of base salary until age 70; reimbursement of all medical and dental costs for Mr. Haft and his family; the use of a company-owned car; and business expenses at locations other than the Company's headquarters. The agreement with Mr. Haft provided that, if it were terminated other than for cause, he would have been entitled to the present value of his base salary, discounted at 5%, for the remaining contract term, annual and long-term incentive payments payable for the remainder of the term, the accelerated vesting (and extended post-termination exercise periods) of all outstanding stock options, continued health and other benefits and tax reimbursement in respect of any termination payments that constitute excess parachute payments under Federal income tax laws. A termination for cause by the Company, under the agreement, was limited to death, permanent disability (as defined), acts of moral turpitude concerning the Company, voluntary resignation, or the entry of a felony conviction.

     Mr. Haft's annual cash bonus rights under his employment agreement (which were subject to each year's bonus plan, or otherwise provided for under separate agreement with the Company) were fixed at a maximum of 60% of base salary, but were not subject to the 60/40 discretionary allocation applicable to other executives. If the Company's performance reached the target performance level, the full 60% target bonus would have been payable to him; if the Company's performance reached the entry level performance, a 21% minimum bonus would have been payable to him, with the actual bonus amount between 21% and 60% to be determined by the extrapolation methodology described above.

     Mr. Haft's employment agreement provided for accelerated vesting and exercisability of all options if he were terminated without cause or if he were terminated for "good reason" because of certain unilateral material changes to certain terms of his service or other events (as more fully defined in the agreement). Mr. Haft's options in such circumstances were exercisable at any time within four and one-half years after September 11, 1995.

     Under the terms of Mr. Haft's employment agreement and grant of options, the Company agreed to loan Mr. Haft an amount equal to the exercise price of the options (upon exercise). No loans were ever made to Mr. Haft.

     The employment agreement with Mr. Haft provided that upon a change in control (as defined) Mr. Haft had the right for 90 days to terminate the agreement without cause and realize the present value of the full (and certain accelerated) benefits under the agreement for what would otherwise be the remaining term, as in the case of a termination by the Company without cause. A change in control under the agreement included (among other events) the removal of or failure to elect Mr. Haft Chairman of the Board, his involuntary disassociation from Hamilton Morgan under certain circumstances by reason of the operation of the Hamilton Morgan LLC Operating Agreement buy-sell provision, certain changes in ownership involving 50% or more of the voting stock (or voting control) of the Company, the sale of all or substantially all of the assets of the Company, certain fundamental changes in the nature of its business approved by shareholders, certain changes affecting a majority of the Board, or the acquisition by any person or group (other than existing 25% holders or persons affiliated with Mr. Haft or FoxMeyer Corporation) of 50% or more of the assets or voting stock of the Company. Such a termination by Mr. Haft would be deemed a termination without cause by the Company and entitle him to the rights attendant thereto, in addition to certain reimbursement for any excise taxes thereon on a "grossed-up" basis.

     Messrs. Abbey J. Butler and Melvyn J. Estrin. The employment agreements with Messrs. Butler and Estrin have a rolling three-year term commencing on October 1, 1997 that provide for Messrs. Butler and Estrin to serve as Co-Chief Executive Officers and Co-Chairmen of the Board. The initial annual base salary of each of Messrs. Butler and Estrin is $425,000 subject to annual increases of 8%. The agreements provide for an annual incentive bonus under a Company-sponsored bonus plan (if a bonus plan is approved, or otherwise as provided under a separate agreement between the Company and each of Messrs. Butler and Estrin), if reasonable performance objectives approved by the Board are achieved, with a maximum bonus of 60% and a minimum bonus of 21% of annual base salary, commencing in Fiscal Year 1998; provided, however, that if the performance objectives are exceeded, then such bonus will be increased to a level commensurate with the amount of bonuses payable to senior officers of the Company who are situated similarly to Messrs. Butler and Estrin.

     Each of Messrs. Butler and Estrin was also granted options to purchase 200,000 shares of Common Stock at an exercise price of $6.84375 per share under the Phar-Mor Stock Incentive Plan, which options vest with respect to 33.34% of the underlying shares on the date of grant (October 1, 1997), and with respect to an additional 33.33% on each of the first and second anniversaries of the date of grant. The term of the options is seven years and unless Messrs. Butler and Estrin elect otherwise, to the fullest extent permitted by law and under the plan, such options shall be treated and reported as incentive stock options, and any other options granted to Messrs. Butler and Estrin shall be treated as nonqualified stock options. Each of Messrs. Butler and Estrin were granted incentive stock options to purchase 200,000 shares of Common Stock at an exercise price of $9.625 per share on June 23, 1998 on terms similar to the earlier grants.

     Pursuant to their respective employment agreements, Messrs. Butler and Estrin are permitted to engage in activities (except certain activities that are competitive with the Company's business), in addition to serving as Co-Chief Executive Officers and Co-Chairmen of the Board, and pursue other investments (except ownership of more than a 10% interest in an entity that derives more than 50% of its gross revenues from the retail sale, at a discount, of pharmaceuticals, unless Messrs. Butler and Estrin or their respective immediate families owned or controlled, directly or indirectly, an
ownership interest of at least 1% in the entity as of October 1, 1997).   The
agreements do not require Messrs. Butler and Estrin to provide services at the Company's principal locations.

      The employment agreements with Messrs. Butler and Estrin also provide for long-term performance payouts to each of them, commencing with the three-year period ending September 30, 2000 and each third year thereafter during the term of the employment agreement, in an amount (subject to the offset referred to in the last sentence of this paragraph) equal to 1.5% of any excess of (i) the aggregate market value of the publicly traded shares of Common Stock based on the average closing price for the thirty (30)-day period ending on the last day of the subject period (less the sum of (a) the proceeds from the exercise during such period of any options or warrants plus (b) any cash or property consideration actually received by the Company during such period from the issuance of any shares of its Common Stock) over (ii) the aggregate market value of the publicly traded shares of Common Stock based on the average closing price for the thirty (30)-day period ending on the last day of the immediately prior subject period (provided that for the first day of the period ending on September 30, 2000, such average closing price shall be deemed to be $6.84375 per share). One-half of the aggregate annual bonuses paid or payable in respect of the applicable three-year period will be offset against the long-term payout amount.

     The employment agreements with Messrs. Butler and Estrin further provide for various employee benefits and perquisites, including but not limited to payment, on a tax reimbursed, "grossed up" basis, for a $1,500,000 whole life insurance policy on Messrs. Butler and Estrin's lives or, at the election of either of them, a term policy requiring an equivalent premium; disability insurance adequate to pay Messrs. Butler and Estrin 60% of their respective base salaries until age 75; reimbursement of all medical, hospitalization and dental costs for Messrs. Butler and Estrin and their families; the use of a car owned or leased by the Company and the provision of other transportation for Messrs. Butler and Estrin's travel requirements such as the lease of an aircraft; and business expenses at locations other than the Company's headquarters.

     Each of the agreements with Messrs. Butler and Estrin provides that, if it is terminated without cause (as defined), such officer will be entitled to the present value of his base salary, discounted at 5%, for the remaining contract term, annual and long-term incentive payments payable for the remainder of the term, all compensation, benefits, stock options, health and disability benefits accruing under the agreement for the remainder of the term (or at their option, the value of such stock options determined in accordance with the "Black-Scholes' Formula"), tax reimbursement in respect of any termination payments that constitute excess parachute payments under Federal income tax laws, and the accelerated vesting (and extended post-termination exercise periods) of all stock options. Under each agreement, termination with cause by the Company is limited to the entry of a felony conviction, voluntary resignation, death, or permanent disability (as defined).

     Mr. M. David Schwartz. The employment agreement with Mr. Schwartz, as amended, has a term of three years commencing on June 5, 1997 and provides for Mr. Schwartz to serve as the Company's President and Chief Operating Officer. Mr. Schwartz's annual base salary is $636,000 for the first year of the term, which increase is retroactive to December 9, 1996, and then increases to $675,000 for the second year and $715,500 for the third year of the term. The agreement provides for an annual incentive bonus if the Company achieves certain performance objectives approved by the Board, with a target bonus of not less than 60% of his annual base salary and a maximum of 100% of annual base salary. A target bonus of 60% of his current annual base salary was guaranteed for Fiscal Year 1997. In addition to "intial options" to purchase 175,000 shares of Common Stock at $8.00 per share under the Phar-Mor Stock Incentive Plan and a confirmation bonus of $450,000 plus 6,250 shares of Common Stock which Mr. Schwartz was previously granted, on June 5, 1997, Mr. Schwartz was granted options under the Phar-Mor Stock Incentive Plan to purchase an additional 100,000 shares of Common Stock at an exercise price of $5.4375 per share; and on June 23, 1998, Mr. Schwartz was granted options to purchase 100,000 shares of Common Stock at an exercise price of $9.625 per share. All such options vest with respect to one-third of the underlying shares on each of the date of grant and each of the first and second anniversaries of the date of grant and have a term of seven years from the date of grant except the initial options which vest 20% on the grant date (September 11, 1995) and 20% on the first through four anniversary of the grant date.

     Mr. Warren E. Jeffery. The Employment Agreement with Mr. Jeffrey has a term of two years and provides for Mr. Jeffery to serve as the Company's Senior Vice President-Store and Pharmacy Operations. Mr. Jeffery's salary is $212,000 for the first year of the term, which increases retroactive to June 5, 1998 and then increases to $225,000 for the second year of the term. The agreement provides for an annual incentive bonus if the Company achieves certain performance objectives approved by the Board, with a target bonus of not less than 40% of his annual base salary and a maximum of 100% of annual base salary. On September 11, 1995, Mr. Jeffery was granted options under the Phar-Mor Stock Incentive Plan to purchase 45,000 shares of Common Stock at an exercise price of $8.00 per share, which options vest and become exercisable as to 20% of the underlying shares on the grant date and each of the first through fourth anniversary dates. In addition, Mr. Jeffery was given a confirmation bonus of $75,000 and was granted options to purchase an additional 5,000 shares of Common Stock at an exercise price of $7.56250 per share on May 14, 1996; 50,000 shares on June 5, 1997 at an exercise price of $5.4375 per share; and 75,000 shares on June 23, 1998 at an exercise price of $9.625 per share. The May 14, 1996 options vest and become exercisable with respect to 20% of the underlying shares on the grant date and each of the first through fourth anniversary dates thereafter; the June 5, 1997 and June 23, 1998 options vest and become exercisable with respect to one-third of the underlying shares on the grant date and each of the first and second anniversary dates of the grant. The term of all such options is seven years from the date of grant.

     Mr. Sankar Krishnan. The Employment Agreement with Mr. Krishnan, as amended, has a term of three years commencing on June 13, 1997 and provides for Mr. Krishnan to serve as the Company's Senior Vice President and Chief Financial Officer. Mr. Krishnan's annual base salary was $236,500 for the first year of the term, which increased to $250,000 for the second year of the term and will increase to $265,000 for the third year of the term. The Agreement provides for an annual incentive bonus if the Company achieves certain performance objectives approved by the Board with a target bonus of not less than 40% of his annual base salary and a maximum of 100% of annual base salary. On September 11, 1995, Mr. Krishnan was granted "initial options" under the Phar-Mor Stock Incentive Plan to purchase 25,000 shares of Common Stock of Common Stock at an exercise price of $8.00 per share. Options to purchase an additional 75,000 shares of Common Stock at an exercise price of $5.4375 per share were granted on June 5, 1997 and on June 23, 1998, options were granted to purchase an additional 75,000 shares of Common Stock at an exercise price of $9.625 per share. All of the options vest and become exercisable with respect to one-third of the underlying shares on the date of the grant and each of the first and second anniversary dates of the grant and have a term of seven years from the date of grant except the initial options which vest 20% on the grant date (September 11, 1995) and 20% on the first through four anniversary of the grant date.

     Mr. John R. Ficarro. The employment agreement with Mr. Ficarro, as amended, has a term of three years commencing on June 5, 1997, and provides for Mr. Ficarro to serve as Senior Vice President/Chief Administrative Officer and General Counsel of the Company. Mr. Ficarro's annual base salary was $195,000 for the first year of the term, which increase is retroactive to December 9, 1996, which increased to $206,700 for the second year of the term and will increase to $225,000 for the third year of the term. The agreement provides for an annual incentive bonus if the Company achieves certain performance objectives approved by the Board, with a target bonus of not less than 40% of his annual base salary and a maximum of 100% of annual base salary, as further described below. A target bonus of 35% of his current annual base salary was guaranteed for Fiscal Year 1997. In addition to the "initial options" to purchase 15,000 shares of Common Stock at $8.00 per share which Mr. Ficarro was previously granted under the Phar-Mor Stock Incentive Plan; on June 5, 1997, Mr. Ficarro was granted options under the Phar-Mor Stock Incentive Plan to purchase an additional 75,000 shares of Common Stock at $5.4375 per share, and on June 23, 1998 he was granted options to purchase an additional 75,000 shares of Common Stock at an exercise price of $9.625 per share, which options vest with respect to one-third of the underlying shares on each of the date of grant and the first anniversary and second anniversaries of the date of grant except the initial options which vest 20% on the grant date (September 11, 1995) and 20% on the first through four anniversary of the grant date. The term of the options is seven years.

         The general terms of the options granted to Messrs. Butler, Estrin, Schwartz, Jeffery, Krishnan and Ficarro are summarized above. The options granted to Messrs. Butler and Estrin in October 1997 and to Messrs. Schwartz, Krishnan and Ficarro in June 1997 were subject to shareholder approval which approval was obtained in February 1998. Each of the employment agreements provides for accelerated vesting and exercisability of all options if the employee is terminated without cause or if he terminates for "good reason" because of certain unilateral material changes to certain terms of service or other events (as more fully defined in the agreements).

     Loans. The Phar-Mor Stock Incentive Plan authorizes the Administrator to make loans to optionees to pay the exercise price of options, subject to specified conditions.

     Under the terms of the employment agreements with Messrs. Butler and Estrin, the Company has agreed to loan Messrs. Butler and Estrin an amount equal to the exercise price of the options (upon exercise). Such loan or loans will become due on the first to occur of (i) the fifth anniversary of the date that the loan was made, (ii) to the extent of net proceeds of sale, after payment of related taxes, five business days after the sale of the shares so acquired, (iii) 30 days after a termination of their employment by the Company with cause (other than by death or permanent disability) or his voluntary resignation (except if his resignation is a result of certain delineated reasons), or (iv) by way of offset, upon the payment of settlement amounts to him upon a termination without cause by the Company. The loans will bear interest, payable semi-annually, on the outstanding principal balance at the mid-term applicable federal rate in effect on the date such loans were made and shall be subject to compliance with applicable laws. No loans have been made to Mr. Estrin or Mr. Butler under these provisions.

         Severance Plan. The Company's current severance plan, as it applies to officers generally, provides for payment of severance pay equal to salary at the time of termination for a period of 26 weeks, plus one additional week for each year of service, up to ten years. On March 27, 1997, the Company approved an amendment to its existing severance plan, enhancing benefits to all employees, including executive officers, whereby all such employees would receive additional severance payments upon loss of employment due to certain "change of control" events. Generally, executive officers would receive a minimum of 18 months of pay in such event.

         The employment agreements for Messrs. Schwartz, Krishnan, Jeffery and Ficarro provide, in the case of a termination by the Company during the first year of the agreement and, as amended, until June 1999 (August 27, 1999 with respect to a change in control) for each individual, without cause or by them "for good reason," for a severance payment equal to two year's total compensation (which includes salary plus average bonus paid to them over the previous two years), and in the case of a termination by the Company after the first year of the agreement without cause or by them "for good reason," for a severance payment equal to 1.5 times one year's total compensation (which includes salary plus average bonus paid to them over the previous two years).

     Change in Control Consequences for Messrs. Butler, Estrin, Schwartz, Krishnan, Jeffery and Ficarro. The employment agreements with Messrs. Butler and Estrin provide that upon a change in control (as defined) Messrs. Butler and Estrin have the right for 90 days to terminate their agreements without cause and realize the present value of the full (and certain accelerated) benefits under the agreements for what would otherwise be the remaining term, as in the case of a termination by the Company without cause. A change in control under the agreements includes (among other events) the acquisition by any person or group (other than persons affiliated with Messrs. Butler or Estrin) of 40% or more of the voting capital stock of the Company, the approval by the shareholders of certain transactions resulting in a change in ownership of 40% or more control of the voting capital stock of the Company, including a merger, consolidation, or sale or disposal of all or substantially all of the Company's assets (including a plan of liquidation or dissolution), or a fundamental alteration in the nature of its business. Such a termination by Messrs. Butler or Estrin is deemed a termination without cause by the Company and entitles them to the rights attendant thereto.

      The employment agreements with Messrs. Schwartz, Krishnan, Jeffery and Ficarro provide that upon a change in control (as defined), subject to certain exceptions more fully described in the employment agreements or amendments thereto, each named executive will have the right to terminate the agreement for "good reason" and receive the full benefits thereunder as in the case of a termination by the Company without cause. A change in control under each agreement may include (among other events) (a) the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either
(i) the then outstanding shares of Common Stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; or (b) individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company, cease for any reason to constitute at least a majority thereof; or (c) approval by the shareholders of the Company of a reorganization, merger or consolidation which results in a change of ownership and/or voting rights of 30% or more of (i) the then outstanding shares of Common Stock of the Company, or (ii) the members of the Board do not remain members of the Board of the entity resulting from such reorganization, merger or consolidation; or (d) approval by the shareholders of the Company of a liquidation or a dissolution of the Company, or the sale or other disposition or substantially all of the assets of the Company. A change in control does not include any change in ownership of the Company's Common Stock resulting from any transaction among the principals of Hamilton Morgan.

EXECUTIVE SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company who served in those capacities as of June
28, 1997 (the "Named Officers").

                                                                      Long Term
                                                                     Compensation
                                                                  -----------------
                         Annual Compensation                     Awards    Payouts
Name and            ------------------------------------         -----     -------
Principal    Fiscal                       Other Annual       Stock      LTIP       All Other
Person        Year  Salary($)(1) Bonus($) Compensation($)(2)Options(#) Payouts($) Compensation(3)
----------   ------ ------------ --------- ----------------- --------  ----------  --------------
Robert M.     1998    242,253      --           --           125,000    288,000     5,824,771
Haft (4)      1997    972,000    583,200        --             5,000                  203,662
Former Chair- 1996    726,936    270,000        --           256,250                   66,637
man and CEO

Abbey J.
Butler
Co-Chairman
and Co-CEO    1998   315,484(5)  203,900        --           410,000      --          116,791

Melvyn J.
Estrin
Co-Chairman
and Co-CEO   1998    315,484(5)  203,900        --           410,000      --          104,178

M. David     1998    638,402     412,800        --           200,000      --           14,475
Schwartz     1997    620,076     620,076        --              --        --            8,305
President    1996    571,632     215,000        --           175,000      --          505,548
and COO

Sankar
Krishnan     1998    237,904     102,500        --           150,000      --           10,389
Senior Vice  1997    157,501     152,000        --              --        --            6,112
President    1996    176,265      50,000        --            50,000      --           78,540
and CFO

Warren E.    1998    200,925      86,600        --            75,000      --            9,582
Jeffery      1997    190,585     183,000        --            50,000      --            6,671
Senior Vice  1996    176,265      50,000        --            50,000      --           78,540
President-
Store and
Pharmacy
Operations

John R.      1998    195,689     84,400         --           150,000      --            9,034
Ficarro      1997    186,791    173,000         --              --        --            6,440
Senior Vice  1996    155,016     50,000         --            15,000      --           34,013
President,
CAO and
General Counsel

---------------------------
(1)     Bonuses are shown for the fiscal year earned, but may be paid in the following year.
(2)      No information is provided in the column labeled "Other Annual Compensation" since the aggregate amount of perquisites and other personal benefits for the periods indicated is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of the
Named Officers.
(3)     Information provided in the column labeled "All Other Compensation" for Fiscal Year 1998 includes the following: (i) the value of insurance premiums paid by the Company for the benefit of each of the Named Officers as follows:  Mr. Haft, $238,572; Mr. Butler, $111,691; Mr. Estrin,
$99,078; Mr. Schwartz, $8,839; Mr. Krishnan, $4,679;  Mr. Jeffery, $4,764; and Mr. Ficarro,
$4,179; (ii) matching contributions to the Company's 401(k) Employee Savings and Retirement Plan
to each of the Named Officers as follows: Mr. Haft, $3,840; Mr. Schwartz, $6,086; Mr. Krishnan,
$5,710;  Mr. Jeffery, $4,818; and Mr. Ficarro, $4,855; (iii) matching contributions to the
Company's non-qualified deferred compensation plan as follows: Mr. Butler, $5,100; and Mr.
Estrin, $5,100; (iv) severance payments as follows: Mr.Haft, $4,416,800; and (v) payment for cancellation of stock options as follows: Mr. Haft $1,165,559.

     Information provided in the column labeled "All Other Compensation" for Fiscal Year 1997 includes the following: (i) the value of insurance premiums paid by the Company for the benefit of each of the Named Officers as follows:  Mr. Haft, $183,941; Mr. Schwartz, $2,451; Mr.
Krishnan, $2,583;  Mr. Jeffery, $2,455; and Mr. Ficarro, $2,451; (ii) matching contributions to the Company's 401(k) Employee Savings and Retirement Plan to each of the Named Officers as follows: Mr. Haft, $3,450; Mr. Schwartz, $5,854; Mr. Krishnan, $2,554;  Mr. Jeffery, $4,216; and
Mr. Ficarro, $3,989; (iii) matching contributions to the Company's non-qualified deferred compensation plan as follows: Mr. Haft, $16,271; and Mr. Krishnan, $975.

     Information provided in the column labeled "All Other Compensation" for Fiscal Year 1996 includes the following: (i) the value of insurance premiums paid by the Company for the benefit of each of the Named Officers as follows:  Mr. Haft, $66,637; Mr. Schwartz, $2,040; Mr. Krishnan,
$132; Mr. Jeffery, $2,234; and Mr. Ficarro, $4,376; (ii) matching contributions to the Company's
401(k) Employee Savings and Retirement Plan to each of the Named Officers as follows: Mr.
Schwartz, $3,508; Mr. Krishnan, $1,760, Mr. Jeffery, $1,306 and Mr. Ficarro, $653; (iii) moving expenses paid by the Company for the benefit of certain of the Named Officers as follows: Mr.
Krishnan, $37,334 and Mr. Ficarro $28,984; and (iv) confirmation bonuses paid by the Company to certain of the Named Officers as follows:  Mr. Schwartz, $500,000; Mr. Jeffery, $75,000; and Mr.
Krishnan, $100,000.
(4)     Mr. Haft resigned as Chairman and CEO effective September 19, 1997.
(5)     The salary shown for Mr. Butler and Mr. Estrin represents their salary from the date of the commencement of their employment with the Company, October 1, 1997, through the end of the fiscal year.

OPTION GRANTS IN FISCAL YEAR 1998

     Option Grants. The table below shows, for each of the Named Officers, the number of options granted during Fiscal Year 1998. All of the options set forth below were issued under the Phar-Mor Stock Incentive Plan, other than options to purchase 10,000 shares granted to each of Abbey J. Butler and
Melvyn J. Estrin as directors of the Company under the Phar-Mor Director Stock
Plan. As of June 27, 1998, no stock appreciation rights ("SARs") were outstanding.
                                    Percent of                               Potential Realizable
                                      Total                                    Value at Assumed
                                      Options                                  Annual Rate of
                     Number of      Granted to                                   Stock Price
                    Securities      Employees                                    Appreciation
                    Underlying      in Fiscal                                 for Option Term (2)
                     Options          Year         Exercise   Expiration     --------------------
Name and Position   Granted($)       (%)(1)         Price       Date         5%($)       10%($)
-----------------   --------------   ----------    ----------  -----------   ------      ------
                                                                             (in thousands)
Abbey J.  Butler     200,000          11.2           6.84      10/1/2004      557        1,298
Co-Chairman and      200,000          11.2           9.63      6/23/2005      784        1,827
Co-CEO                10,000           0.6           6.84      10/1/2002       28           65

Melvyn J.  Estrin    200,000          11.2           6.84      10/1/2004      557        1,298
Co-Chairman and      200,000          11.2           9.63      6/23/2005      784        1,827
Co-CEO                10,000           0.6           6.84      10/1/2002       28           65

M. David Schwartz    100,000           5.6           5.44       6/5/2004      221          516
President and COO    100,000           5.6           9.63       6/23/2005     392          914

Sankar Krishnan       75,000           4.2           5.44       6/5/2004      166          387
Senior Vice           75,000           4.2           9.63       6/23/2005     284          685
President and CFO

Warren E. Jeffery     75,000           4.2           9.63       6/23/2005     294          685
Senior Vice President
Store and Pharmacy
Operations

John R. Ficarro       75,000          4.2            5.44      6/5/2004       166         387
Senior Vice Presi-    75,000          4.2            9.63      6/23/2005      294         685
dent, CAO and General
Counsel
----------------------
(1)     Based on a total of 1,780,000 options granted to employees of Phar-Mor.
(2)     Annual growth-rate assumptions are prescribed by the rules of the SEC and do not reflect actual or projected price appreciation of the underlying Common Stock.

All options under the Phar-Mor Stock Incentive Plan (except for those held by Mr. Haft) will be subject to early termination within periods of up to one year (depending on the cause of a termination of service) after the effective date of a termination of service under the Phar-Mor Stock Incentive Plan or (if applicable) the expiration date under an applicable employment agreement. Except for Mr. Haft, (i) to the extent then not vested, the options will terminate and (ii) to the extent then vested, they may be exercised within one year following the death or disability of the holder of the option, and within six months following any other termination event, except where a termination by the Company is for cause, in which case the options then will terminate. Option Exercises and Values for Fiscal Year 1998

     The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options, and the values of unexercised options at June 27, 1998 for the Named Officers. Value is considered to be, in the case of exercised options, the difference between the exercise price and the market price on the date of exercise and, in the case of unexercised options, the difference between the exercise price and the market price on June 27, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                 Shares                Number of Securities           Value of Unexercised
                Acquired             Underlying Unexercised         In-the-Money Options at
                on Exer-     Value   Options at June 27, 1998             June 27, 1998
Name             cise (#)  Realized (Exercisable/Unexercisable)(#) (Exercisable/Unexercisable)(1)
-----          ---------- --------  ----------------------------- ------------------------------
Melvyn J. Estrin   --        ---       133,333/266,667                  327,081/654,169
Abbey J. Butler    --        ---       133,333/266,667                  327,081/654,169
M. David Schwartz  --        ---       205,000/170,000                  667,606/433,957
Sankar Krishnan    --        ---        90,000/85,000                   329,375/211,250
Warren E. Jeffery  --        ---        88,333/86,667                   283,498/195,252
John R. Ficarro    --        ---        84,000/81,000                   313,250/200,500

-------------------------
(1)     Options are "in the money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between
$10.6875 per share, the market value of the Common Stock at June 27, 1998 issuable upon exercise of options, and the exercise price of the option, multiplied by the applicable number of shares underlying the options.

Performance Graph

     The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing its cumulative shareholder returns, on an indexed basis, with a broad equity market index and a published industry or line-of-business index. The following graph compares the cumulative total shareholder return on the Common Stock against the cumulative total return of the Center for Research in Security Prices Total Return Index for the Nasdaq Stock Market (which includes all U.S. stocks traded on The Nasdaq National Market ("Nasdaq - NMS") and Nasdaq Small-Cap Market) and the Center for Research in Security Prices Total Return Index for NASDAQ Stocks (SIC 5900-5999 U.S. Companies) Miscellaneous Retail for the period beginning with October 31, 1995 and ending on June 27, 1998, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on October 31, 1995. Prior to September 11, 1995, when the Company emerged from bankruptcy, there was no established trading market for the shares of Common Stock. From September 11, 1995, through October 31, 1995, the only market activity in the Common Stock of which the Company was aware was trading on a limited basis, primarily through inter-dealer quotations. From October 31, 1995 through February 7, 1996, the Common Stock was trading on the Nasdaq SmallCap Market. Since February 8, 1996, the Common Stock has been included for quotation on the Nasdaq-NMS under the symbol "PMOR."

                    COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                         PERFORMANCE GRAPH FOR THE COMPANY:

[NOTE: Per Regulation S-T, Rule 304(d), this EDGAR submission contains the tabular numerical data produced by CRSP on which the performance graph points are plotted in the printed version of this Proxy Statement, as follows:]


                                 [Graph here]


                                  Legend

CRSP Total Returns Index for:        10/31/95    6/28/96    6/27/97    6/26/98
-----------------------------        ---------   -------    --------   -------

PHAR-MOR, INC.                        100.0        103.2      80.6      137.9
Nasdaq Stock Market (US Companies)    100.0        115.2     139.6      182.3
NASDAQ Stocks (SIC 5900-5999
                    US Companies)     100.0        115.2     114.9      148.5

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.0 on 10/31/95.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth in the table below is information, as of September 4, 1998, with respect to the number of shares of Common Stock beneficially owned by (i) each person or entity known by the Company to own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group. A person or entity is considered to "beneficially own" any shares (i) over which such person or entity exercises sole or shared voting or investment power or (ii) which such person or entity has the right to acquire at any time within 60 days (e.g., through the exercise of options or warrants).

                                                 Percent    Number of Shares
Name and Address of    Amount and Nature of        of    Which May be Acquired
Beneficial Owner (1)   Beneficial Ownership (2)  Class    Within 60 Days (3)
--------------------   ------------------------  ------  --------------------
Avatex Corporation           4,795,935(4)         39.1%       91,902(5)
5910 North Central
Expressway
Suite 1780
Dallas, Texas 75206

Pioneering Management        1,199,200(6)          9.8%           --
Corporation
60 State Street
Boston, Massachusetts  02109

The TCW Group, Inc.
865 South Figueroa Street
Los Angeles, California 90017  876,700(6)           7.2%          --

M. David Schwartz
20 Federal Plaza West
Youngstown, Ohio 44501         246,508              2.0%       240,000(7)

John R. Ficarro
20 Federal Plaza West
Youngstown, Ohio 44501          87,000                *         87,000(7)

Warren E. Jeffery
20 Federal Plaza West
Youngstown, Ohio 44501          97,333                *         97,333(7)

Sankar Krishnan
20 Federal Plaza West
Youngstown, Ohio 44501          95,000                *         95,000(7)

Abbey J. Butler
c/o Avatex Corporation
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206          5,035,935(8)           40.4%       230,000(9)

Melvyn J. Estrin
c/o Avatex Corporation
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206          5,035,935(8)           40.4%       230,000(9)

Daniel H. Levy
20 Federal Plaza West
Youngstown, Ohio 44501          23,000                 *         20,000(10)

Monroe Osterman
20 Federal Plaza West
Youngstown, Ohio 44501          20,000                 *         20,000(10)

                                                 Percent    Number of Shares
Name and Address of    Amount and Nature of        of    Which May be Acquired
Beneficial Owner (1)   Beneficial Ownership (2)  Class    Within 60 Days (3)
--------------------   ------------------------  ------  --------------------
Arthur G. Rosenberg
20 Federal Plaza West
Youngstown, Ohio 44501          20,000              *          20,000(10)

John D. Shulman
20 Federal Plaza West
Youngstown, Ohio 44501          20,000              *          20,000(10)

All Directors and Executive
Officers,including those
named above, as a
Group (11 persons)           5,861,774           43.8%      1,151,235
----------------------
*less than 1%

(1) No director or executive officer is the beneficial owner of other equity securities of the Company or any of its subsidiaries.
(2) Unless otherwise indicated, each person or entity has sole investment power and sole voting power with respect to the Common Stock beneficially owned by such person or entity.
(3) This column lists the number of shares of Common Stock which the named person or entity has the right to acquire within 60 days after September 4, 1998, through the exercise of stock options and warrants. The shares shown in this column are included in the Amount and Nature of Beneficial Ownership column.
(4) Includes 4,704,033 shares held directly by Avatex and 91,902 shares subject to purchase by Avatex within 60 days upon exercise of warrants.
(5) Includes 91,902 shares of Common Stock subject to purchase by Avatex within 60 days upon exercise of warrants.
(6) The information provided is based on reports on Schedule 13D and 13G filed by the designated persons and entities with the SEC.
(7) All such shares of Common Stock are subject to purchase by the indicated person within 60 days upon exercise of options awarded under the Phar-Mor Stock Incentive Plan.
(8) Messrs. Butler and Estrin are Co-Chairmen of the Board, Co-Chief Executive Officers and major shareholders of Avatex.
(9) All such shares are subject to purchase within 60 days by the indicated person upon exercise of options awarded under the Phar-Mor Director Stock Plan and/or Phar-Mor Stock Incentive Plan.
(10)All such shares are subject to purchase within 60 days by the indicated person upon exercise of options awarded under the Phar-Mor Director Stock Plan.

     Avatex has pledged 1,132,500 shares of its Common Stock as collateral to Bart A. Brown, Jr., as trustee (the "Trustee") as partial collateral to secure certain obligations of Avatex. In the event of a default, the Trustee may acquire such shares by foreclosing on the collateral.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Transactions with Avatex Corporation. From September 11,1995 to September 19, 1997, Avatex Corporation owned 69.8% of Hamilton Morgan L.L.C. ("Hamilton Morgan") which beneficially owned approximately 39.9% of the Company's common stock. Robert Haft, the Company's former Chairman of the Board of Directors and Chief Executive Officer, was President of Hamilton Morgan. Messrs. Butler and Estrin, the two Co-chairmen of the Board of Directors of Avatex, were members of the Board of Directors of the Company during this time. An affiliate of Avatex supplied the Company's stores with pharmaceuticals and health and beauty care products under a long-term contract until such affiliate was acquired by McKesson Drug Company in late 1996. For the fifty-two weeks ended June 28, 1997 and the forty-three weeks ended June 29,

1996, the Company purchased $71,298,000 and $179,841,000, respectively, of product under the terms of the contract.

     Transactions with Hamilton Morgan. On September 19, 1997, Robert Haft and Avatex finalized an agreement regarding Hamilton Morgan (the "Hamilton Morgan Agreement"). In exchange for 3,750,000 shares of the Company's stock and the return of a voting proxy on other Company shares, Hamilton Morgan redeemed the 69.8% Avatex interest in Hamilton Morgan, repaid certain indebtedness and received other consideration. Avatex now beneficially owns 39.1% of the Company's Common Stock. In conjunction with the Hamilton Morgan Agreement, the Company entered into a Severance Agreement with Robert Haft whereby he resigned his position as Chairman of the Board of Directors and Chief Executive Officer and received a lump sum cash payment of $4,417,000. Under the terms of the Severance Agreement, the Company will continue to provide benefits to him through September 19, 2000. Mr. Haft is indemnified and entitled to tax reimbursement in respect to any payments that constitute excess parachute payments under Federal Income Tax laws. The Company was obligated to and has provided a letter of credit in the amount of approximately $2.9 million to secure its contractual obligations under the Severance Agreement.

     Transactions with Michael K. Spear. On November 1, 1997 Michael K. Spear, the Company's Senior Vice President of Merchandise and Marketing since July 8, 1996, tendered his resignation effective November 1, 1997. In connection therewith, the Company paid Mr. Spear $100,000 and agreed to continue paying Mr. Spear his current base salary of $325,000 (plus guaranteed increases in accordance with his employment agreement), for a period of one year after November 1, 1997 and the continuation of all medical benefits during such period.

     Transactions with Messrs. Hopkins and McCarthy. Each of Messrs. Hopkins and McCarthy served as members of an ad hoc special committee formed by the Board to negotiate the Severance Agreement with Mr. Haft. As compensation for their services on such committee, Messrs. Hopkins and McCarthy each received $30,000 in addition to the compensation each of Messrs. Hopkins and McCarthy was entitled to due to their services as a director of the Company.

     Effective October 7, 1997, Messrs. Hopkins and McCarthy resigned as directors of the Company. In connection with their resignation, each of Messrs. Hopkins and McCarthy received a severance payment in the amount of $47,000. In addition, the vesting of the shares of Common Stock in each such director's retirement account was accelerated and each of Messrs. Hopkins and McCarthy received $52,918 for the 7,704 shares of Common Stock in each of their retirement accounts on the date of resignation.

     Other Transactions. In March 1998, 13 persons and entities purchased (or committed to purchase) a total of $2,200,000 of Series A membership interests in ChemLink Acquisition Company, LLC, which in turn purchased a membership interest in ChemLink Laboratories, LLC. These persons and entities included the Company; Avatex; two of the Company's executive officers, Abbey J. Butler and Melvyn J. Estrin (and/or their designees) ; one Avatex officer, Edward L. Massman; one non-officer director of Avatex; and five additional parties related to or referred by Abbey J. Butler or Melvyn J. Estrin. Of the total amount invested, the Company's share was approximately 35.8%, Avatex's share was approximately 35.8%, the Avatex officers/designees' share (including Messrs. Butler and Estrin) was approximately 14.8%, the Avatex non-officer director's share was approximately 1.1% and the related parties' share was approximately 12.5%. The largest share invested by a Company officer or director (or his designee) was approximately 6.8% of the total amount invested. Messrs. Butler, Estrin, and Shulman serve on the Board of Managers of ChemLink Laboratories, LLC. The Company accounts for this investment using the equity method of accounting.

     In April 1998, 13 persons and entities purchased (or committed to purchase) a total of $3,000,000 of Series B Preferred Stock and warrants to purchase Series B Preferred Stock of RAS Holding Corp. These persons and entities included the Company; Avatex; two of the Company's executive officers, Melvyn J. Estrin and Abbey J. Butler; all of Avatex's executive officers and its Director of Accounting (and/or their designees); one non-officer director of Avatex; and two additional parties related to, or referred by Abbey J. Butler or Melvyn J. Estrin. Of the total amount invested, Avatex's share was approximately 46.7%, the Company's share was 25%, the Avatex officers/designees' share was 19.8%, the Avatex non-officer director's share was 1% and the related parties' share was approximately 7.5%. The largest share invested by an officer or director of the Company (or his designee) was 5% of the total amount invested. The Company accounts for this investment using the equity method of accounting.

     In April 1998, the Company and Avatex each purchased $1,250,000 of preferred stock of HPD Holdings Corp. ("HPD") in connection with the acquisition by an HPD subsidiary of certain of the assets of Block Drug Company, Inc. ("Block") used in or related to the manufacture, sale or distribution of Block's household product lines. In addition, the Company and Avatex each acquired 2.5% of the common stock of HPD as part of the transaction. The largest shareholder of HPD is HPD Partners, LP, a Delaware limited partnership and Abbey J. Butler and Melvyn J. Estrin are limited partners of HPD Partners, LP and directors of HPD Laboratories, Inc., a wholly-owned subsidiary of HPD. The Company accounts for this investment using the cost method of accounting.

     During Fiscal Year 1998, the Company paid $10,000 to University Research Corporation and $10,000 to Human Service Group, Inc. for secretarial services provided to Mr. Estrin. Human Service Group, Inc. and University Research Corporation are corporations wholly owned by Mr. Estrin.

     During Fiscal Year 1998, the Company purchased $241,000 of product from Carson Products, a subsidiary of Carson, Inc. Mr. Butler and Mr. Estrin are directors of Carson, Inc. A subsidiary of Avatex purchased a total of 372,000 shares of Carson Class A common stock in December 1997 and January 1998.

     During Fiscal Year 1998, the Company purchased $314,000 of product from AM Cosmetics, Inc. Mr. Butler and Mr. Estrin were directors of AM Cosmetics, Inc. until September 1998.

     The Company paid CB Equities Corporation $52,000 for office and equipment support for Mr. Butler. Mr. Butler is President of CB Equities Corporation.

SECTION 16(A) DISCLOSURE

     Pursuant to Section 16(a) of the Exchange Act, the Company is required to identify any person who, at any time during Fiscal Year 1998, was a director of the Company, an executive officer of the Company or its subsidiaries or beneficial owner of more than 10% of the Company's Common Stock or any other person who was subject to Section 16(a) of the Exchange Act with respect to the Company that, during Fiscal Year 1998, failed to file on a timely basis with the SEC any report required by Section 16(a) of the Exchange Act, which are Form 3 (an initial report of beneficial ownership of common stock), Form 4 and Form 5 (relating to changes in beneficial ownership of common stock). Based solely on a review of such Forms 3, 4 and 5, and amendments thereto, furnished to the Company by the reporting persons known to it, as required by Exchange Act Rule 16a-3(e), no reporting person that was required during Fiscal Year 1998 to comply with Section 16(a) of the Exchange Act failed to comply with such requirement.

                TAX EFFECTS OF PARTICIPATION IN OPTION PLANS

     The Phar Mor Director Stock Plan provides for the grant of non-qualified stock options which are not intended to meet the requirements of Section 422 of the Code. The Phar-Mor Stock Incentive Plan permits the grant of either non-qualified stock options or incentive stock options which are intended to satisfy the requirements of Section 422 of the Code.

     Incentive Stock Options. Except as provided below with respect to the alternative minimum tax, the optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. If the optionee holds the shares received pursuant to the exercise of the option for at least one year after the date of exercise and for at least two years after the date the option is granted, the optionee will recognize either mid-term capital gain or long-term capital loss upon the disposition of the Common Stock measured by the difference between the option exercise price (the Common Stock's basis) and the amount received for such shares upon disposition. If the optionee holds the shares received pursuant to the exercise of the option for at least 18 months after the date of exercise and for at least two years after the date the option is granted, the optionee will recognize long-term capital gain or loss upon the disposition of the Common Stock measured by the difference between the option exercise price (the Common Stock's basis) and the amount received for such shares upon disposition.

      In the event that the optionee disposes of the Common Stock prior to the expiration of the required holding periods (a "disqualifying disposition"), the optionee generally will realize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock. The basis in the Common Stock acquired upon exercise of the option will equal the amount of income recognized by the optionee plus the option exercise price. Upon eventual disposition of the Common Stock, the optionee will recognize either short-term, mid-term or long-term capital gain or short-term or long-term capital loss, depending on the holding period of the Common Stock and the difference between the amount realized by the optionee upon disposition of the Common Stock and the optionee's basis in the Common Stock.

      For alternative minimum tax purposes, the excess of the fair market value of Common Stock on the date of the exercise of the incentive stock option over the exercise price of the option is included in alternative minimum taxable income. If the alternative minimum tax applies to the optionee, an alternative minimum tax credit may reduce the regular tax upon eventual disposition of the Common Stock.

      The Company will not be allowed an income tax deduction upon the grant or exercise of an incentive stock option. Upon a disqualifying disposition by the optionee of shares acquired upon exercise of the incentive stock option, the Company will be allowed a deduction in an amount equal to the ordinary income recognized by the optionee.

      Nonqualified Stock Options. As in the case of incentive stock options, no income is recognized by the optionee on the grant of a nonqualified stock option. On the exercise by an optionee of a nonqualified option, generally the excess of the fair market value of the Common Stock when the option is exercised over its cost to the optionee will be (a) taxable to the optionee as ordinary income and (b) generally deductible for income tax purposes by the Company.

      The optionee's tax basis in Common Stock received upon exercise of nonqualified stock options will equal his cost for the Common Stock plus the amount of ordinary income the optionee had to recognize with respect to the nonqualified stock option. Accordingly, upon a subsequent disposition of Common Stock acquired upon the exercise of a nonqualified stock option, the optionee will recognize short-term, mid-term or long-term capital gain or loss, depending upon the holding period of the Common Stock equal to the difference between the amount realized upon disposition of the Common Stock by the optionee and the optionee's basis in the Common Stock.

      For all options, different tax rules may apply if the optionee is subject to Section 16 of the Exchange Act.

                           PROPOSAL NUMBER TWO
                           -------- ------ ---

      RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board proposes and recommends that the shareholders ratify the selection of the firm Deloitte & Touche LLP, which served as the Company's independent public accountants during Fiscal Year 1998, to serve as independent public accountants of the Company for Fiscal Year 1999. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP as the independent public accountants for the Company for Fiscal Year 1999. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     The affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote is required for approval of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THIS PROPOSAL.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

      Any proposal of a shareholder intended to be presented at the Company's next annual meeting scheduled to be held in November 1999 must be received by the Company a reasonable time before the solicitation is made in order to be included in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company provide that any shareholders wishing to make a nomination for director or wishing to introduce a proposal with respect to other business at the next annual meeting must give advance written notice to the Company that must meet certain other requirements set forth in the Bylaws. Shareholder proposals regarding shareholder business other than nominations for director must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days prior to the next annual meeting, except that if less than 60 days' notice of the date of the meeting is given or made to shareholders, advance written notice must be so received by the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed. Notice of a shareholder's intent to nominate a director at the next annual meeting must be delivered to the Secretary of the Company not less than 90 days prior to the meeting or in lieu of delivery to the Secretary of the Company, the notice may be mailed to the Company by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of the Company. A copy of the Bylaws may be obtained from the Secretary of the Company.

                                  MISCELLANEOUS

     The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be. As of the date of this Proxy Statement, management had no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting.
In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.


By Order of the Board of Directors


/s/ John R. Ficarro

John R. Ficarro
Secretary

            PROXY FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                            PHAR-M0R, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints ABBEY J. BUTLER, MELVIN J. ESTRIN, JOHN R. FICARRO and SANKAR KRISHNAN, and each of them, with full power of substitution, as proxies to vote all shares in Phar-Mor, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Willard Hotel, 1401 Pennsylvania Avenue, Washington, D.C. on October 30,1998 at 10:00 a.m. (local time) and at any postponement or adjournment thereof (the "Meeting", with the effect and as if the undersigned were personally present and voting upon the matters set forth in this proxy card.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (A) FOR THE NOMINATED DIRECTORS, (B) FOR PROPOSAL 2, AND (C)FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS AND FOR PROPOSAL 2.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


                                                     [SEE REVERSE SIDE]

                                PHAR-MOR, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.  Election of Directors --                 For All    Withhold All   For All
                                                                       Except:
    Nominees: Arthur G. Rosenberg,
              John D. Shulman                 [ ]           [ ]         [ ]

                                              For         Against      Abstain

2.  Ratification of appointment of
    Deloitte & Touche LLP as the Company's
    independent public accountants            [ ]           [ ]         [ ]

3.  In their discretion, the proxies
    are authorized to vote upon such other
    business as may properly come before
    the meeting.                              [ ]           [ ]         [ ]

Mark here if you plan to attend the meeting   [ ]

                                              Date:___________________, 1998
                                                   -------------------

                                              --------------------------------
                                              Signature(s)

                                              -------------------------------
                                              Signature(s)

                              IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY
                              When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN AND DATE THIS PROXY
AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (A) FOR THE NOMINATED DIRECTORS, (B) FOR PROPOSAL 2, AND (C)FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS AND FOR PROPOSAL 2.